July 2007	Pricing Sheet dated July 24, 2007 relating to
Preliminary Terms No. 322 dated June 25, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
Structured Investments
Opportunities in Equities
8% SPARQS®
Mandatorily Exchangeable for American Depositary Shares of CEMEX, S.A. de C.V.
Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM
PRICING TERMS – JULY 24, 2007
Issuer:		Morgan Stanley
Maturity date:		August 20, 2008
Underlying stock:
CEMEX, S.A. de C.V. American Depositary Shares (“CX ADSs”), each CX ADS representing ten Ordinary Participation Certificates (“CX CPOs”), each CX CPO representing two Series A shares and one Series B share.

Aggregate principal amount:		$17,052,569.25
Coupon:		8% per annum, payable quarterly beginning November 20, 2007
Exchange at maturity:		At maturity, unless previously called by the issuer, each SPARQS will be exchanged into CX ADSs at the exchange ratio.
Exchange ratio:		0.25, subject to adjustment for corporate events.
Issuer call right:
Beginning on February 20, 2008, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Yield to call:		18% per annum on the stated principal amount.
First call date:		February 20, 2008
Call notice date:		If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:		August 10, 2008
Stated principal amount:		$8.5825 per SPARQS
Issue price:		$8.5825 per SPARQS (see “Commissions and issue price” below)
Pricing date:		July 24, 2007
Original issue date:		July 31, 2007 (5 business days after the pricing date)
CUSIP:		617475645
Listing:
The SPARQS have been approved for listing on the American Stock Exchange LLC (“AMEX”) subject to official notice of issuance.  The AMEX listing symbol for the SPARQS is “CEQ.”  It is not possible to predict whether any secondary market for the SPARQS will develop.

Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per SPARQS	$8.5825	$0.1395	$8.4430
	Total	$17,052,569.25	$277,172.55	$16,775,396.70
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of SPARQS purchased by that investor.  The lowest price payable by an investor is 99.50% of the stated principal amount per SPARQS.  Please see “Syndicate Information” on page 10 of the preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for SPARQS.
YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.
Preliminary Terms No. 322 dated June 25, 2007
Amendment No. 1 to Prospectus Supplement for SPARQS dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.